Direct Dial: (215) 564-8074


                             November 29, 1995



Delaware Group DelCap Fund, Inc.
One Commerce Square
Philadelphia, Pa.  19103


Gentlemen:

          You have informed us that, in accordance with Rule 24f-2 under the Investment Company Act of l940, as amended, (the "l940 Act"), Delaware Group DelCap Fund, Inc. (the "Company"), a Maryland corporation, intends to file a Rule 24f-2 Notice with the United States Securities and Exchange Commission, setting forth, among other things, that during the period beginning October l, l994 and ending September 30, l995, the Company sold shares of common stock of the DelCap Fund A Class, the DelCap Fund B Class and the DelCap Fund Institutional Class of the Company with an aggregate public offering price of $215,991,156 (not including $62,545,048 of shares issued in connection with dividend reinvestment plans which are reported on the Notice for purposes of the fee computation table) pursuant to Rule 24f-2. The Notice will be filed to make definite the registration of such shares of common stock sold by the Company under the Securities Act of l933 (the "l933 Act") pursuant to the Rule for such period. You have also informed us that all of such shares covered by the Notice were issued in accordance with the provisions relating thereto in the registration statement filed under the l933 Act by the Company as such registration statement was currently in effect during the period.

          We have acted as legal counsel to the Company during the period of time referred to above and, as such, have reviewed the Articles of Incorporation of the Company; the By-Laws; the registration statements under the l940 and l933 Acts and such minutes of the corporate proceedings and other documents as we deem material to our opinion.

          Based on the foregoing, we are of the opinion that all of the shares of common stock of the Company described in the Rule 24f-2 Notice as having been sold pursuant to the Rule during the period were fully paid, non-assessable and legally issued shares of common stock of the Company.

          We hereby consent to the filing of this opinion with the United States Securities and Exchange Commission as an exhibit or accompaniment to the aforementioned Rule 24f-2 Notice and as an exhibit to the Company's registration statement under the l933 Act and to the reference to us in the prospectus of the Company as legal counsel who have passed upon the legality of the offering of the Company's common stock. We also consent to the filing of this opinion with the securities regulatory agencies of any states or other jurisdictions in which the common stock of the Company is offered for sale.

                              Very truly yours,

                              STRADLEY, RONON, STEVENS & YOUNG



                              By:  /S/Steven M. Felsenstein
                                   ------------------------
                                   Steven M. Felsenstein


SMF/nlk


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